CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated July 27, 2006 on the financial statements of Bragg Capital Trust, comprising the Queens Road Small Cap Value Fund and Queens Road Value Fund, as of May 31, 2006 and for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Bragg Capital Trust Registration Statement on Form N-1A.

/s/

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

September 28, 2006